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                                                                       EXHIBIT h

              TRANSFER AGENCY AND ADMINISTRATIVE SERVICES AGREEMENT

This Agreement made as of this 1st day of March, 1999, by and between The Vantagepoint Funds, a Delaware Business Trust (the "Fund") and Vantagepoint Transfer Agents, LLC, a Delaware limited liability company (the "Transfer Agent").

WHEREAS, the Fund desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent, and agent in connection with shareholder services and certain other activities, and the Transfer Agent desires to accept such appointment.

WHEREAS, the Transfer Agent is duly registered as a transfer agent as provided in Section 17A(c) of the Securities Exchange Act of 1934, as amended (the "1934 Act");

WHEREAS, the Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Fund initially intends to offer shares in the series listed in Appendix A hereto;

NOW THEREFORE, in consideration of the mutual covenants herein set forth, the Fund and the Transfer Agent hereby agree as follows:

1.       TERMS OF APPOINTMENT; DUTIES OF TRANSFER AGENT

         Subject to the terms and conditions set forth in this agreement, the Fund hereby employs and appoints the Transfer Agent to act, and the Transfer Agent agrees to act, as transfer agent for each of the Fund's series of authorized and issued shares of beneficial interest ("shares"), dividend disbursing agent, and agent with respect to certain other administrative services as described herein.

         Transfer Agent agrees that it will provide the following services:

         (a) Administer and perform the customary services of a transfer agent, acting as agent in connection with dividend disbursement and distribution functions; and performing administrative functions in connection with the issuance, transfer and redemption of shares of the Fund in accordance with the terms of the Fund's prospectus, applicable law, any procedures that may be established from time-to-time by the Fund, and any applicable law.

         (b) Recording the issuance of shares and maintaining according to the requirements of the 1934 Act a record of the total number of shares of each series of the Fund that are issued and outstanding.




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         (c)      Maintain a record of the number of shares held by each
                  shareholder of record which shall include name, address, taxpayer identification number and account transaction history.

         (d) Maintaining records and performing services for the shareholder participants of 457, 401 and other retirement plans that are shareholders of the Fund ("participants"), as set forth in Appendix B hereto.

         (e) Notwithstanding any of the foregoing provisions of this agreement, Transfer Agent shall be under no duty to or obligation to inquire into, and shall not be liable for (i) the legality of the issuance or sale of the Fund's shares;
                  (ii) the legality of the redemption of any Fund shares; or
                  (iii) the legality of the declaration of any dividend by the Board of Directors of the Fund.

         (f) Transfer Agent shall create and maintain all records required of it pursuant to its duties hereunder, and as set forth in Appendix B in accordance with all applicable laws, rules and regulations, including records required by Section 31(a) of the Investment Company Act of 1940 (the "1940 Act") and the rules thereunder.

         (g) The records preserved hereunder shall be the sole property of the Fund, and will be surrendered promptly to the Fund at its request.

         (h) Promptly respond to any inquiries from shareholders or participants relating to accounts.

         (i) Address and mail to shareholders and participants all reports, account statements, dividend notices and proxy materials, process and tabulate returned proxy cards, act as inspector of election at shareholder meetings and certify shares voted at such meetings.

         (j) Process new accounts, additional purchases, allocate investor payments among series of the Fund, process redemption requests and effect the delivery of redemption proceeds, transfer/exchange shares between series upon the receipt of proper instructions.

         (k) Upon the declaration of any dividend or capital gain by the Board of Directors of the Fund, the fund shall provide the Transfer Agent with a certified resolution detailing the date of the declaration of the dividend, the ex-dividend date, the date of payment thereof, the record date as of which shareholders shall be entitled to payment shall be determined and the total amount payable per share on the payment date.



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                  Upon receipt of such resolution from the Fund, Transfer Agent shall take any necessary steps to effect the payment of the dividend or capital gain as specified therein.

         (l) Transfer Agent shall prepare and file the appropriate information returns concerning the payment of dividend and capital gain distributions on behalf of the Fund with the proper Federal, state and local authorities as are required by law.

         (m) Perform any and all functions reasonably necessary to support the duties specified herein or in any exhibit hereto.

2.       COMPENSATION.

         The Fund will compensate the Transfer Agent for the performance of its obligations hereunder the amount of .35% of average net assets. Any compensation agreed to hereunder may be adjusted from time to time, upon the approval of the Fund's Board of Directors.

3.       INDEMNIFICATION.

         The Fund shall indemnify and hold Transfer Agent harmless from and against any and all claims, costs, expenses, losses, damages and liabilities of any sort which may be asserted against Transfer Agent or for which Transfer Agent may be held liable arising from the actions of the Transfer Agent required to be taken hereunder unless such claim has resulted from the willful malfeasance, bad faith or gross negligence of the Transfer Agent of the reckless disregard of its duties hereunder.

4.       LIMITATION OF LIABILITY.

         Transfer Agent shall at all times act in good faith and agrees to use its best efforts within commercially reasonable limits to ensure the accuracy of all services performed hereunder. Transfer Agent shall not be responsible for losses or damages to the Fund unless said losses or damages are caused by Transfer Agent's willful malfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder.

5.       TERM OF AGREEMENT.

         This Agreement shall be effective on the date first written above and shall continue for a period of two years (the "Initial Term"). Upon the expiration of the Initial Term, this agreement shall renew for successive two year terms, subject to the approval of the Fund's Board of Directors.



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         The agreement may be terminated by either party upon 50 days prior written notice. The agreement may be terminated immediately by the Fund upon its assignment, as that term is defined in the 1940 Act, by the Transfer Agent.

6.       ADDITIONAL SERIES.

         In the event that the Fund establishes one or more additional series of shares, the Fund shall notify the Transfer Agent and Appendix A hereto shall be amended to reflect such additional series.

7.       CONFIDENTIALITY/OWNERSHIP.

         In the course of its performance under this Agreement, Transfer Agent may have access to confidential information about the Fund, including but not limited to information concerning its shareholders or participants. Such information shall be considered confidential and proprietary to the Fund, and shall not be published or disclosed to any third party by the Transfer Agent without the prior consent of the Fund.

         In the course of the performance of this Agreement by the Transfer Agent, it may create reports, marketing materials, or other materials relating to the Fund. Transfer Agent agrees that sole ownership rights to such materials shall reside with the Fund.

8.       SUBCONTRACTING.

         Duties of the Transfer Agent under this Agreement may be subcontracted to a third party only upon the approval of the Fund's Board of Directors.

9.       GOVERNING LAW.

         The laws of the State of Delaware shall govern the interpretation, validity and enforcement of this Agreement.

         The Vantagepoint Funds

         By: /s/
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         Vantagepoint Transfer Agent

         By: /s/
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